UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2017 (September 25, 2017)

VERSAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02
Results of Operations and Financial Condition.

On September 25, 2017, Versar, Inc. (the “Company”) held an investor conference call regarding its financial results for fiscal 2017, as disclosed on the Form 10-K previously filed by the Company on September 25, 2017. A transcript of the investor call is attached as Exhibit 99.1.

Item 3.01
Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

By current report on Form 8-K filed on April 12, 2017, Versar, Inc. (the “Company”) reported that it had received a letter from NYSE American LLC, formerly NYSE MKT LLC (the “Exchange”) stating that the Company was not in compliance with Section 1003(a)(i) of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s reported stockholders equity of $1,068,000 as of July 1, 2016 and net losses in its fiscal years ended July 1, 2014 and July 1, 2016. Following submission of a plan of compliance to the Exchange, the Exchange initially provided the Company with a plan period through August 15, 2017 to regain compliance, which period was subsequently extended to September 15, 2017.

On September 25, 2017, the Exchange notified the Company that it had suspended trading in the Company’s common stock prior to the open of the market on September 25, 2017 and that it had determined to commence proceedings to delist the Company’s common stock from the Exchange pursuant to Section 1009 of the Company Guide. Specifically, the notice stated that the Exchange has determined that the Company is no longer suitable for listing pursuant to Section 1009 of the Company Guide, since the Company informed the Exchange that it could not demonstrate an ability to return to compliance with Section 1003(a)(i) of the Company Guide within 18 months of notice from the Exchange. This determination resulted from the Company’s announcement that it has entered into an Agreement and Plan of Merger with Kingswood Genesis Fund I, LLC and KW Genesis Merger Sub, Inc., affiliates of Kingswood Capital Management, LLC (collectively, “Kingswood”). In its notice, the Exchange also informed the Company that, under the Exchange delisting procedures, the Company has the right to appeal the Exchange’s determination by requesting an oral hearing or a hearing based on a written submission before the Exchange’s Listing Qualifications Panel.

On September 26, 2017, the Company submitted a letter stating that it will appeal the delisting determination and requested a hearing before the Listing Qualifications Panel. Requesting a hearing will stay the delisting determination until at least such time as the panel renders its determination following the hearing. During the period of the stay, the Company anticipates that its common stock will continue to trade through the Exchange. There can be no assurance that the Company will be successful in its appeal and that the Company’s request for continued listing will be granted. Receipt of the notice from the Exchange, and the delisting or potential delisting of the Company’s securities by the Exchange, will not affect the previously announced transaction with Kingswood; however, no assurance can be given that the conditions to the transaction will be either satisfied or waived.

Further, the Company expects its common stock to trade on the OTC Bulletin Board under the trading symbol “VSRI” starting September 27, 2017.

Also on September 27, 2017, the Company issued a press release stating that it had received the letter from the Exchange and that the Company will appeal the Exchange’s decision.

Item 8.01
Other Events.

In August 2017, Versar, Inc. (the “Company”), reported certain events of default under the revolving credit facility in the amount of $13 million and a term facility in the original amount of $5 million (as amended to date, the “Loan Agreement”) by and among the Company, certain of its subsidiaries and Bank of America, N. A. (the “Lender”) as lender and letter of credit issuer, resulting from a delay in the Company complying with certain requirements to consummate a transaction to replace or repay the facility and under a financial covenant. On September 22, 2017, the Company and the Lender entered into a Seventh Forbearance Agreement pursuant to which the Lender agreed, among other things, to continue to forbear from exercising any and all rights or remedies available to it under the Loan Agreement and applicable law related to such events of default for a period ending on the earliest to occur of: (a) a breach by the Company of any obligation or covenant under the Forbearance Agreement, (b) any other default or event of default under the Loan Agreement (other than the defaults acknowledged therein); (c) the transaction (as disclosed on the Form 8-K filed by Company on September 25, 2017) between Kingswood Genesis Fund I LLC, KW Genesis Merger Sub, Inc. and Company is terminated; or (d) November 17, 2017 (the “Forbearance Period” and each a “Forbearance Termination Event”).

Under the Seventh Forbearance Agreement, requests for extensions of credit under the revolving credit facility will be funded, if at all, in the absolute discretion of the Lender. The Company was also required to pay an additional forbearance fee of $150,000, payable upon the earlier of the occurrence of a Forbearance Termination Event or November 17, 2017 (“Fee Due Date”). The forbearance fee will be waived if Company repays in full all outstanding obligations due under the Loan Agreement prior to the Fee Due Date.

Item 9.01.
Financial Statements and Exhibits.

(d)	Exhibits. 99.1 – September 25, 2017 Investor Call transcript.
99.2 – Press Release dated September 27, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 27, 2017	VERSAR, INC.

	By:	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel